UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 23, 2024

Hines Global Income Trust, Inc.
__________________________________
(Exact name of registrant as specified in its charter)

Commission file number: 000-55599

Maryland	80-0947092
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2800 Post Oak Boulevard
Suite 5000
Houston, Texas	77056-6118
(Address of principal executive offices)	(Zip code)

(888) 220-6121
(Registrant’s telephone number, including area code)

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
         Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 23, 2024, the board of directors (the “Board”) of Hines Global Income Trust, Inc. (the “Company”) appointed Omar Thowfeek to serve as Chief Operating Officer, effective April 1, 2024, following the resignation of Janice Walker.

On January 23, 2024, Janice Walker notified the Chairman of the Board of her decision to resign from her position as the Company’s Chief Operating Officer as well as her positions with affiliates of the Company to pursue other opportunities, effective April 1, 2024. Ms. Walker’s decision was voluntary and not the result of any disagreement related to the Company’s operations, policies or practices.

Mr. Thowfeek, age 39, has served as Managing Director – Investments for the general partner of HGIT Advisors LP, the Company’s external advisor, since June 2019. His appointment to Chief Operating Officer fulfills the Company’s plan to transition management responsibilities of the Company fully from Ms. Walker to Mr. Thowfeek upon her departure from the Company.

Mr. Thowfeek began his career at Hines Interests Limited Partnership (“Hines”) in February 2014, serving both the Company and Hines Global REIT, Inc. and assumed responsibility for international acquisitions and portfolio management for the Company and Hines Global REIT, Inc. in mid-2017. During his tenure at Hines, he has underwritten over $20 billion in global real estate across multiple asset classes throughout the U.S., Europe, and Asia. In his role as Managing Director - Investments, he underwrote and led capital deployment efforts for all real estate acquisitions and managed the Company’s portfolio, which consists of $3.99 billion in gross asset value across eight countries in multiple product types as of December 31, 2023. Prior to joining Hines, Mr. Thowfeek worked in an acquisition capacity for IDI Gazeley and Kimco Realty. He received a B.A. in History and a B.B.A. in Finance from the University of Texas at Austin.

Other than the changes described above, there are no further changes to the Company’s leadership. In addition to Mr. Thowfeek, the Company’s investment and management decisions will continue to be guided by Alfonso Munk, who joined Hines in 2019 with 20-plus years of real estate investment experience to lead investment strategy across the Americas, maintaining his role as Chief Investment Officer—Americas and President.

The Company will enter into an indemnification agreement with Mr. Thowfeek in connection with his appointment to Chief Operating Officer. The indemnification agreement requires, among other things, that, subject to certain limitations, the Company will indemnify Mr. Thowfeek and advance all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The preceding summary of the Company’s form of indemnification agreement for executive officers and directors does not purport to be complete and is qualified in its entirety by reference to the form of indemnification agreement that is incorporated herein by reference as Exhibit 10.1 to this Current Report on Form 8-K. Other than this indemnification agreement, there are no arrangements or understandings between Mr. Thowfeek and any other persons pursuant to which Mr. Thowfeek was appointed. Mr. Thowfeek does not have any family relationships with any of the Company’s directors or executive officers. Mr. Thowfeek does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
10.1
Form of Indemnification Agreement for Executive Officers and Directors of Hines Global Income Trust, Inc. Incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-11 (File No. 333-191106) filed with the SEC on August 15, 2014.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hines Global Income Trust, Inc.

January 26, 2024	By:	/s/ A. Gordon Findlay
Name: A. Gordon Findlay
Title: Chief Accounting Officer, Treasurer and Secretary